                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                           Twelve
                                                                                                           Months
                                                                   Year Ended December 31,                 Ended
                                                      1992        1993       1994       1995       1996    9/30/97
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .  $ 83,572    $ 74,121   $ 63,805   $ 61,836   $ 52,147   $ 47,400
  Interest on Other Long-term Debt. . . . . . . .    26,611      24,510     21,453     23,193     27,045     28,171
  Interest on Short-term Debt . . . . . . . . . .     2,711       1,122        992      2,658      4,006      3,949
  Miscellaneous Interest Charges. . . . . . . . .     2,800       2,958      5,140      7,126      3,705      4,152
  Estimated Interest Element in Lease Rentals . .    22,800      15,300     13,900     50,700     53,200     53,200
       Total Fixed Charges. . . . . . . . . . . .  $138,494    $118,011   $105,290   $145,513   $140,103   $136,872

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .  $160,553    $185,770   $162,626   $189,447   $217,655   $218,831
  Plus Federal Income Taxes . . . . . . . . . . .    75,783      64,244     74,822     93,699    117,243    120,048
  Plus State Income Taxes . . . . . . . . . . . .     1,082       2,626      3,375      1,618      2,252      2,779
  Plus Fixed Charges (as above) . . . . . . . . .   138,494     118,011    105,290    145,513    140,103    136,872
       Total Earnings . . . . . . . . . . . . . .  $375,912    $370,651   $346,113   $430,277   $477,253   $478,530

Ratio of Earnings to Fixed Charges. . . . . . . .      2.71        3.14       3.28       2.95       3.40       3.49